EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

     Information Holdings Reports Results for Fourth Quarter and Year Ended
        December 31, 2002 and Announces Agreement to Sell CRC Press Unit

STAMFORD, Conn., Feb. 28, 2003--Information Holdings Inc. (NYSE: IHI)

Fourth Quarter EPS $0.14, Excluding Impairment Charge

Information Holdings Inc. (NYSE: IHI) today announced results for the quarter ended December 31, 2002.

The Company incurred a loss per common share of $0.91 in the fourth quarter of 2002, compared to earnings per diluted common share of $0.07 in the fourth quarter of 2001. Excluding impairment charges related to the carrying value of certain long-lived assets, earnings per diluted common share were $0.14 in the fourth quarter of 2002, compared to $0.08 in the fourth quarter of 2001. Earnings per diluted common share excluding impairment charges and amortization of intangible assets, net of tax, were $0.22 in the three-month periods ended December 31, 2002 and 2001.

The Company also announced that it reached a definitive agreement to sell its CRC Press business to Taylor & Francis Group plc. Under the terms of the agreement, the Company will sell essentially all of the assets of CRC Press for cash consideration of approximately $95 million. The transaction is expected to be completed during the second quarter of 2003. The closing of the transaction will result in revisions to the Company's estimate of diluted earnings per common share of $0.65 in 2003.

Fourth Quarter Results

Revenues for the fourth quarter of 2002 increased 30.3% to $38.2 million from $29.4 million in the fourth quarter of 2002, primarily due to revenues from businesses acquired in the Company's intellectual property segment, as well as growth in patent subscription, IP management, IP licensing and scientific reference product revenues. These increases were partially offset by decreased revenues in the Company's IT learning segment, due to continued difficult overall IT market conditions.

Gross profit margin for the fourth quarter of 2002 was 70.1% compared to 72.3% for the comparable prior year period. The decrease in gross margin is due primarily to the inclusion of acquired businesses that have lower gross margins than other IHI units, and decreased contributions from Transcender, which has higher gross margins than other IHI units.


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EBITDA (earnings before interest, taxes, depreciation and amortization)
approximated $9.3 million in the fourth quarter of 2002, excluding impairment charges of $36.3 million related to the carrying value of intangible assets in the Company's IT Learning segment. Operating results in this segment have been adversely impacted by difficult market conditions and unfavorable product release cycles in the information technology market. EBITDA in the fourth quarter of 2001, excluding impairment charges, approximated $8.4 million. The increase in EBITDA reflects strong growth in both the IP and Scientific information segments, partially offset by decreased earnings in the IT segment and higher corporate expenses.

Fiscal 2002 Full Year Results

Revenues for the year ended December 31, 2002 increased 34.6% to $141.8 million compared to $105.3 million for the year ended December 31, 2001. EBITDA in 2002 increased 15.1% to $36.4 million from $31.6 million in 2001, excluding impairment charges in both periods. The Company had a loss per common share of $0.63 in 2002, compared to earnings per diluted common share of $0.36 in 2001. Excluding impairment charges, net income for the year ended December 31, 2002 increased to $10.7 million, or $0.49 per diluted common share, from $8.1 million, or $0.37 per diluted common share, for the year ended December 31, 2001. Earnings per diluted common share excluding impairment charges and amortization of intangible assets, net of taxes, were $0.84 for the year ended December 31, 2002, compared to $0.85 in the comparable prior year period.

Commenting on the results, Mason Slaine, President & CEO said, "We made significant progress during the fourth quarter, both with respect to operating results and product development initiatives. Excluding impairment charges, we improved earnings by over 60% from the third quarter to the fourth quarter, while continuing to invest significantly in new product development. We begin 2003 with $67 million in cash, no debt, strong operating cash flow and excellent progress relative to our major product initiatives. We believe the sale of CRC Press will allow us to increase focus on our highest growth areas and provide us with significant financial flexibility. We believe our business is well positioned to generate growth and we remain committed to increasing shareholder value."

Information Holdings will broadcast its fourth quarter earnings conference call via the Internet on Friday, February 28, 2003 at 10:00 a.m. est. The broadcast can be accessed through the Company's web site www.informationholdings.com.

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products and services to scientific, technical, medical, intellectual property and IT learning markets. Through its Intellectual Property Group, which includes MicroPatent(R), Master Data Center(TM), Liquent and LPS Group, IHI provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI is recognized as a leading provider of intellectual property information over the Internet. IHI's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering,


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mathematics, physical sciences and business. IHI's Transcender(R) unit is a leading online provider of IT certification test-preparation products. Its products include exam simulations for certifications from major hardware and software providers.

The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements are typically statements that are preceded by, followed by or include the words "believes," "plans," "intends," "will," "expects," "anticipates," or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI's financial results is included in IHI's filings with the SEC, including its quarterly report on Form 10-Q for the quarter ended September 30, 2002 and its Annual Report on Form 10-K for the year ended December 31, 2001. The forward-looking information in this release reflects management's judgment only on the date of this press release.

                            Information Holdings Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)

                             Three Months Ended  Twelve Months Ended
                                 December 31,         December 31,
(in thousands, except per    ------------------- ---------------------
 share data)                   2002      2001       2002      2001
                             --------- --------- ---------- ----------

Revenues                     $ 38,249  $ 29,351  $ 141,767  $ 105,336
Cost of sales                  11,434     8,136     41,990     26,676
                             --------- --------- ---------- ----------
Gross profit                   26,815    21,215     99,777     78,660
                             --------- --------- ---------- ----------

Operating expenses:
  Selling, general and
   administrative              18,464    13,521     66,909     49,831
  Depreciation and
   amortization                 4,044     5,403     16,917     18,769
  Impairment of long-lived
   assets                      36,317       400     39,380        400
                             --------- --------- ---------- ----------
  Total operating expenses     58,825    19,324    123,206     69,000
                             --------- --------- ---------- ----------

(Loss) income from operations (32,010)    1,891    (23,429)     9,660
                             --------- --------- ---------- ----------

Other income (expense):
  Interest income                 230       531        996      4,046
  Interest expense               (121)     (134)      (523)      (541)
  Other income (expense)           (3)      (16)         5        (16)
                             --------- --------- ---------- ----------

(Loss) income before income
 taxes                        (31,904)    2,272    (22,951)    13,149
(Benefit) provision for
 income taxes                 (12,365)      810     (9,227)     5,311
                             --------- --------- ---------- ----------
Net (loss) income            $(19,539) $  1,462  $ (13,724) $   7,838
                             ========= ========= ========== ==========

Net (loss) income per common


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share amounts:
  Basic                      $  (0.91) $   0.07  $   (0.63) $    0.36
                             ========= ========= ========== ==========
  Diluted                    $  (0.91) $   0.07  $   (0.63) $    0.36
                             ========= ========= ========== ==========


                            Information Holdings Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                  December   December
                                                     31,        31,
                                                    2002       2001
                                                 ---------- ----------
Assets                                          (Unaudited)
Current assets:
  Cash and cash equivalents                      $  53,910  $  38,612
  Investments                                       13,056     17,762
  Accounts receivable, net                          41,827     35,130
  Inventories                                        7,451      7,323
  Prepaid expenses and other current assets          5,385      7,268
  Current portion of deferred income taxes           4,589      3,423
                                                 ---------- ----------
Total current assets                               126,218    109,518

Property and equipment, net                          7,946      9,868
Pre-publication costs, net                           5,812      4,750
Identified intangible assets, net                   94,627    111,463
Goodwill, net                                       88,967    102,666
Other assets                                         5,267      8,292
                                                 ---------- ----------

Total assets                                     $ 328,837  $ 346,557
                                                 ========== ==========

Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of capitalized lease
   obligations                                   $     553  $     490
  Accounts payable                                  29,120     21,598
  Accrued expenses                                  16,431     17,793
  Royalties payable                                  2,601      1,625
  Deferred subscription revenue                     27,069     18,293
                                                 ---------- ----------
Total current liabilities                           75,774     59,799

Capital leases                                       1,406      1,959
Deferred income taxes                                1,227     16,826
Other long-term liabilities                            690      1,023
                                                 ---------- ----------
Total liabilities                                   79,097     79,607
                                                 ---------- ----------

Stockholders' equity:
  Preferred stock                                $       -  $       -
  Common stock                                         218        218
  Additional paid in capital                       247,026    245,911
  Treasury stock                                    (5,227)         -
  Retained earnings                                  7,097     20,821
 Accumulated other comprehensive gain                  626          -
                                                 ---------- ----------
Total stockholders' equity                         249,740    266,950
                                                 ---------- ----------


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Total liabilities and stockholders' equity       $ 328,837  $ 346,557
                                                 ========== ==========

----------

Contact:

Information Holdings Inc., Stamford
Vincent A. Chippari, 203/961-9208
vchippari@informationholdings.com


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